SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. ___)*

                                NeuroMetrix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    641255104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]         Rule 13d-1(b)

         [ ]         Rule 13d-1(c)

         [X]         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 14 Pages
                            Exhibit Index on Page 13

----------------------------------- ------------------- ------------------------
CUSIP NO. 641255104                        13 G               Page 2 of 14 Pages
----------------------------------- ------------------- ------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi Ventures IV, L.P. ("DV IV")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)  [ ] (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
                      5      SOLE VOTING POWER
   NUMBER OF                 871,415  shares,   except  that  Delphi  Management
    SHARES                   Partners IV, L.L.C. ("DMP IV"), the general partner
 BENEFICIALLY                of DV IV,  may be deemed to have sole power to vote
 OWNED BY EACH               these    shares,    and    James   J.    Bochnowski
   REPORTING                 ("Bochnowski"),  David L. Douglass ("Douglass") and
    PERSON                   Donald J. Lothrop ("Lothrop"), the managing members
     WITH                    of DMP IV,  may be deemed to have  shared  power to
                             vote these shares.
                      ------ ---------------------------------------------------
                      6      SHARED VOTING POWER
                             See response to row 5.
                      ------ ---------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             871,415  shares,  except  that DMP IV, the  general
                             partner  of DV IV, may be deemed to have sole power
                             to  dispose  of  these  shares,   and   Bochnowski,
                             Douglass and Lothrop,  the managing  members of DMP
                             IV, may be deemed to have  shared  power to dispose
                             of these shares.
                             -------- ------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             See response to row 7.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          871,415
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       7.2%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                       PN
------------ -------------------------------------------------------------------

----------------------------------- ------------------- ------------------------
CUSIP NO. 641255104                        13 G               Page 3 of 14 Pages
----------------------------------- ------------------- ------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi BioInvestments IV, L.P. ("DBI IV")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)  [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
                      5      SOLE VOTING POWER
   NUMBER OF                 17,965  shares,  except  that DMP IV,  the  general
    SHARES                   partner of DBI IV, may be deemed to have sole power
 BENEFICIALLY                to vote  these  shares,  and  Bochnowski,  Douglass
 OWNED BY EACH               and Lothrop,  the managing  members of DMP IV,  may
   REPORTING                 be  deemed  to  have  shared  power  to  vote these
    PERSON                   shares.
     WITH             ------ ---------------------------------------------------
                      6      SHARED VOTING POWER
                             See response to row 5.
                      ------ ---------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             17,965  shares,  except  that DMP IV,  the  general
                             partner of DBI IV, may be deemed to have sole power
                             to  dispose  of  these  shares,   and   Bochnowski,
                             Douglass and Lothrop,  the managing  members of DMP
                             IV, may be deemed to have  shared  power to dispose
                             of these shares.
                      ------ ---------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             See response to row 7.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       17,965
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                 [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.1%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                    PN
------------ -------------------------------------------------------------------

----------------------------------- ------------------- ------------------------
CUSIP NO. 641255104                        13 G               Page 4 of 14 Pages
----------------------------------- ------------------- ------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi Management Partners IV, L.L.C. ("DMP IV")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)  [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
                      5      SOLE VOTING POWER
   NUMBER OF                 889,380 shares, of which 871,415 are directly owned
    SHARES                   by DV IV and 17,965 are  directly  owned by DBI IV.
 BENEFICIALLY                DMP IV,  the  general  partner of DV IV and DBI IV,
 OWNED BY EACH               may be  deemed  to have  sole  power to vote  these
   REPORTING                 shares, and Bochnowski,  Douglass and Lothrop,  the
    PERSON                   managing  members  of DMP IV, may be deemed to have
     WITH                    shared power to vote these shares.
                      ------ ---------------------------------------------------
                      6      SHARED VOTING POWER
                             See response to row 5.
                      ------ ---------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             889,380 shares, of which 871,415 are directly owned
                             by DV IV and 17,965 are  directly  owned by DBI IV.
                             DMP IV,  the  general  partner of DV IV and DBI IV,
                             may be  deemed  to have sole  power to  dispose  of
                             these shares, and Bochnowski, Douglass and Lothrop,
                             the  managing  members  of DMP IV, may be deemed to
                             have shared power to dispose of these shares.
                      ------ ---------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             See response to row 7.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       889,380
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                 [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    7.4%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                    OO
------------ -------------------------------------------------------------------

----------------------------------- ------------------- ------------------------
CUSIP NO. 641255104                        13 G               Page 5 of 14 Pages
----------------------------------- ------------------- ------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James J. Bochnowski ("Bochnowski")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)  [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ----------------------------------
       NUMBER OF
        SHARES        5      SOLE VOTING POWER
     BENEFICIALLY            0 shares
     OWNED BY EACH
       REPORTING
        PERSON
         WITH         ------ ---------------------------------------------------
                      6      SHARED VOTING POWER
                             889,380 shares, of which 871,415 are directly owned
                             by DV IV and 17,965 are  directly  owned by DBI IV.
                             Bochnowski  is a  managing  member  of DMP IV,  the
                             general  partner  of DV IV and DBI  IV,  and may be
                             deemed to have shared power to vote these shares.
                      ------ ---------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             0 shares
                      ------ ---------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             889,380 shares, of which 871,415 are directly owned
                             by DV IV and 17,965 are  directly  owned by DBI IV.
                             Bochnowski  is a  managing  member  of DMP IV,  the
                             general  partner  of DV IV and DBI  IV,  and may be
                             deemed to have  shared  power to  dispose  of these
                             shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                      889,380
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   7.4%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                   IN
------------ -------------------------------------------------------------------

----------------------------------- ------------------- ------------------------
CUSIP NO. 641255104                        13 G               Page 6 of 14 Pages
----------------------------------- ------------------- ------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      David L. Douglass ("Douglass")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)  [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
     NUMBER OF
      SHARES          5      SOLE VOTING POWER
   BENEFICIALLY              0 shares
   OWNED BY EACH
     REPORTING
      PERSON
       WITH           -------- -------------------------------------------------
                      6      SHARED VOTING POWER
                             889,380 shares, of which 871,415 are directly owned
                             by DV IV and 17,965 are  directly  owned by DBI IV.
                             Douglass  is a  managing  member  of  DMP  IV,  the
                             general  partner  of DV IV and DBI  IV,  and may be
                             deemed to have shared power to vote these shares.
                      -------- -------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             0 shares
                      -------- -------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             889,380 shares, of which 871,415 are directly owned
                             by DV IV and 17,965 are  directly  owned by DBI IV.
                             Douglass  is a  managing  member  of  DMP  IV,  the
                             general  partner  of DV IV and DBI  IV,  and may be
                             deemed to have  shared  power to  dispose  of these
                             shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        889,380
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                  [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     7.4%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                     IN
------------ -------------------------------------------------------------------

----------------------------------- ------------------- ------------------------
CUSIP NO. 641255104                        13 G               Page 7 of 14 Pages
----------------------------------- ------------------- ------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Donald J. Lothrop ("Lothrop")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)  [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
      NUMBER OF
       SHARES         5      SOLE VOTING POWER
    BENEFICIALLY             0 shares
    OWNED BY EACH
      REPORTING
       PERSON
        WITH          ------- --------------------------------------------------
                      6      SHARED VOTING POWER
                             889,380 shares, of which 871,415 are directly owned
                             by DV IV and 17,965 are  directly  owned by DBI IV.
                             Lothrop is a managing member of DMP IV, the general
                             partner  of DV IV and DBI IV,  and may be deemed to
                             have shared power to vote these shares.
                      ------- --------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             0 shares
                      ------- --------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             889,380 shares, of which 871,415 are directly owned
                             by DV IV and 17,965 are  directly  owned by DBI IV.
                             Lothrop is a managing member of DMP IV, the general
                             partner  of DV IV and DBI IV,  and may be deemed to
                             have shared power to dispose of these shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                      889,380
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                 [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   7.4%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                   IN
------------ -------------------------------------------------------------------

                                                              Page 8 of 14 Pages

ITEM 1(A).        NAME OF ISSUER:
                  ---------------

                  NeuroMetrix, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  62 Fourth Avenue
                  Waltham, MA 02451

ITEM 2(A).        NAME OF PERSONS FILING:
                  -----------------------

                  This statement is filed by Delphi Ventures IV, L.P., a Delaware limited partnership ("DV IV"), Delphi BioInvestments IV, L.P., a Delaware limited partnership ("DBI IV"), Delphi Management Partners IV, L.L.C., a Delaware limited liability company ("DMP IV") and the general partner of DV IV and DBI IV, James J. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass") and Donald J. Lothrop ("Lothrop"), the managing members of DMP IV. The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  DMP IV is the general partner of DV IV and DBI IV and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV IV and DBI IV. Bochnowski, Douglass and Lothrop are the managing members of DMP IV and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV IV and DBI IV.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Delphi Ventures
                  3000 Sand Hill Road
                  Building 1 - Suite 135
                  Menlo Park, CA  94025

ITEM 2(C)         CITIZENSHIP:
                  ------------

                  DV IV and DBI IV are Delaware limited partnerships. DMP IV is a Delaware limited liability company. Bochnowski, Douglass and Lothrop are United States citizens.

ITEM 2(D) AND ITEM 2(E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER:
                           ----------------------------------------------

                  Common Stock
                  CUSIP # 641255104

ITEM 3.           Not Applicable.

                                                              Page 9 of 14 Pages

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

                       (a) Amount beneficially owned:
                           --------------------------

                       See Row 9 of cover page for each Reporting Person.

                       (b) Percent of Class:
                           -----------------

                       See Row 11 of cover page for each Reporting Person.

                       (c) Number of shares as to which such person has:
                           ---------------------------------------------

                                 (i) Sole power to vote or to direct the vote:
                                     -----------------------------------------

                                 See Row 5 of cover page for each Reporting Person.

                                 (ii)  Shared  power  to vote or to  direct  the
                                       -----------------------------------------
                                 vote:
                                 -----

                                 See Row 6 of cover page for each Reporting Person.

                                 (iii)  Sole  power to  dispose or to direct the
                                        ----------------------------------------
                                 disposition of:
                                 ---------------

                                 See Row 7 of cover page for each Reporting Person.

                                 (iv)  Shared  power to dispose or to direct the
                                       -----------------------------------------
                                 disposition of:
                                 ---------------

                                 See Row 8 of cover page for each Reporting Person.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               ---------------------------------------------

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
               ---------------------------------------------------------------

               Under certain circumstances set forth in the limited partnership agreements of DV IV and DBI IV, and the limited liability company agreement of DMP IV, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:
               -----------------------------------------------------------------

               Not applicable.

                                                             Page 10 of 14 Pages


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               ---------------------------------------------------------

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:
               ------------------------------

               Not applicable.

ITEM 10.       CERTIFICATION:
               -------------

               Not applicable.

                                                             Page 11 of 14 Pages


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2005


                                    DELPHI VENTURES IV, L.P., a Delaware
                                    Limited Partnership


                                    By:  Delphi Management Partners IV, L.L.C.,
                                         a Delaware Limited Liability Company
                                         Its General Partner



                                    By:    /s/ James J. Bochnowski
                                           -------------------------------------
                                           James J. Bochnowski,
                                           Member


                                    DELPHI BIOINVESTMENTS IV, L.P., a Delaware
                                    Limited Partnership

                                    By:  Delphi Management Partners IV, L.L.C.,
                                         a Delaware Limited Liability Company
                                         Its General Partner



                                    By:    /s/ James J. Bochnowski
                                           -------------------------------------
                                           James J. Bochnowski,
                                           Member


                                    DELPHI MANAGEMENT PARTNERS IV, L.L.C.,
                                    a Delaware Limited Liability Company


                                    By:    /s/ James J. Bochnowski
                                           -------------------------------------
                                           James J. Bochnowski,
                                           Member

                                                             Page 12 of 14 Pages



                                    JAMES J. BOCHNOWSKI


                                    By:    /s/ James J. Bochnowski
                                           -------------------------------
                                           James J. Bochnowski


                                    DAVID L. DOUGLASS


                                    By:    /s/ David L. Douglass
                                           -------------------------------
                                           David L. Douglass


                                    DONALD J. LOTHROP



                                    By:    /s/ Donald J. Lothrop
                                           -----------------------
                                           Donald J. Lothrop

                                                             Page 13 of 14 Pages


                                  EXHIBIT INDEX


                                                                 Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------
Exhibit A:  Agreement of Joint Filing                               14

                                                             Page 14 of 14 Pages


                                    EXHIBIT A


                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Neometrix Technology Group, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 11, 2005

February 11, 2005                     DELPHI MANAGEMENT PARTNERS IV, L.L.C.,
                                      a Delaware Limited Liability Company


                                      By: /s/ James J. Bochnowski
                                         --------------------------------
                                          James J. Bochnowski, Member


February 11, 2005                     DELPHI VENTURES IV, L.P.,
                                      a Delaware Limited Partnership

                                      By: Delphi Management Partners IV, L.L.C.,
                                          a Delaware Limited Liability Company
                                          Its General Partner


                                      By: /s/ James J. Bochnowski
                                         --------------------------------
                                          James J. Bochnowski, Member


February 11, 2005                     DELPHI BIOINVESTMENTS IV, L.P.,
                                      a Delaware Limited Partnership

                                      By: Delphi Management Partners IV, L.L.C.,
                                          a Delaware Limited Liability Company
                                          Its General Partner


                                      By:  /s/ James J. Bochnowski
                                         --------------------------------
                                           James J. Bochnowski, Member


February 11, 2005                     By:   /s/ James J. Bochnowski
                                            ------------------------------------
                                            James J. Bochnowski


February 11, 2005                     By:   /s/ David L. Douglass
                                            ------------------------------------
                                            David L. Douglass


February 11, 2005                     By:   /s/ Donald J. Lothrop
                                            ------------------------------------
                                            Donald J. Lothrop